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                            COMMERCIAL LOAN AGREEMENT

This Commercial Loan Agreement dated as of November 15, 1995 ("Agreement") is between Sumitomo Bank of California ("Bank") and Novellus Systems,
Inc. ("Borrower").

1.   LINE OF CREDIT, AMOUNT AND TERMS

     Bank agrees to make available to Borrower a line of credit on the following terms, covenants and conditions:

     1.1  LINE OF CREDIT AMOUNT.

     Unsecured Line of Credit. During the Availability Period, Bank will provide an Unsecured Line of Credit to Borrower. The maximum amount of this Line of Credit (the "Commitment") is One Million Dollars ($1,000,000). Borrower's obligation to repay this Unsecured Line of Credit is evidenced by a promissory note substantially in the form of Exhibit A attached hereto (the "Unsecured Line Note").

          (a) MAXIMUM LOAN BALANCE. Borrower agrees not to permit the outstanding principal balance of the Unsecured Line of Credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, and any amounts outstanding under obligations to Bank of third parties which are guaranteed by Borrower (such sum is the "Loan Balance") to exceed the Commitment.

     1.2  AVAILABILITY PERIOD.

     The period under which Borrower may draw on the Unsecured Line of Credit ("Availability Period") is between the date of this Agreement and June 30, 1996 (the "Maturity Date") unless Borrower is in default, in which event Bank need not make any advances.

     1.3  INTEREST RATE.

          (a) Unless Borrower elects an Offshore Rate based Interest Rate as described below, the interest rate is Bank's Prime Rate in effect from time to time.

          (b) The "Prime Rate" equals the rate of interest set from time to time by Bank as its head office in San Francisco, California as its Prime Rate. The Prime Rate is determined by

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Bank as a means of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor is it necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions. Any changes in the interest rate resulting from a change in the Prime Rate shall take effect without notice on the date specified at the time the Prime Rate is set.

          (c)  OFFSHORE RATE/RATE PLUS DISCLOSED SPREAD.
Borrower may elect to have all or portions of the principal balance of the Unsecured Line of Credit bear interest at the Offshore Rate plus One and Three Fourths percent (1.75%).

Designation of an Offshore Rate portion is subject to the following requirements:

               (i) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days as selected by Borrower with consent of Bank. The last day of the interest period will be determined by Bank using the practices of the offshore dollar inter-bank market.

               (ii) Each Offshore Rate portion will be for an amount not less than One Million dollars ($1,000,000).

               (iii) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. All amounts in the calculation will be determined by Bank as of the first day of interest period.

     Offshore Rate =               Eurodollar Rate
                                   ---------------
                             (1.00 - Reserve Percentage)

     Where,

               (A) "Eurodollar Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which bank's Grand Cayman Branch would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.


                                        2

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               (B)  "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               (iv) Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the Unsecured Line of Credit which is scheduled to be repaid before the last day of the applicable interest period.

               (v) No portion of the principal balance of the line of credit already bearing interest at the Offshore Rate may be converted to a different rate during its interest period.

               (vi) Each prepayment of an Offshore Rate option, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

               (A) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

               (B) the interest which would have been recoverable by Bank by placing the amount prepaid on the deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

               (vii) Bank will have no obligation to accept an election of an Offshore Rate portion if any of the following described events has occurred and is continuing:

               (x) Dollar deposits in the principal amount, and for periods equal to the interest


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

                    period, of an Offshore Rate portion are not available in the offshore Dollar interbank market; or

               (y) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

     1.4  REPAYMENT TERMS/UNSECURED LINE OF CREDIT.

          (a) Borrower will pay interest in arrears commencing on December 1, 1995, and then on each first day of each month thereafter until payment in full of all amounts outstanding under the Unsecured Line of Credit.

          (b) Borrower will repay in full, all principal, interest and other charges outstanding under the Unsecured Line of Credit no later than the Maturity Date.

          (c) Subject to provisions contained elsewhere herein, Borrower may prepay the Unsecured Line of Credit in full or in part at any time. The prepayment will be applied first to interest and charges and then to the most remote installment of principal due under this Agreement.

     1.5  LETTER OF CREDIT LINE.   This Line of Credit may be used for
financing:

               (i) commercial letters of credit with a maximum maturity of 360 days but not to extend beyond the Maturity Date. Each commercial letter of credit will require drafts payable at sight or up to 180 days after sight.

               (ii) standby letters of credit with a maximum maturity of 360 days but not to extend beyond the Maturity Date.

          (a) The amount of outstanding letters of credit, including amounts drawn on letters of credit and not yet reimbursed, may not exceed at any one time the Commitment.

          (b) Any sum drawn under a letter of credit may, at the option of Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.


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          (c) In the event any letters of credit are outstanding on the Maturity
Date, or in the event an Event of Default shall have occurred, Borrower shall immediately prepay such letters of credit and deposit with Bank, as cash collateral for the obligations of Borrower under such letters of credit (and Borrower hereby grants to Bank a security interest in such cash collateral), an amount equal to the face amount of all outstanding letters of credit, to be applied to repay draws under letters of credit as and when made.

          (d) The issuance of any letter of credit or any amendment to a letter of credit is subject to Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

          (e) Borrower will sign Bank's form Application and Security Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

          (f) Borrower agrees that Bank may automatically charge its checking account for applicable fees, discounts, and other charges relating to any letters of credit.

          (g) Borrower will pay Bank a non-refundable fee equal to 1.0% per annum of the outstanding undrawn amount of each standby letter of credit, payable in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. Standby letters of credit issued for the purpose of allowing Borrower to borrow local currencies from Sumitomo Bank Limited will carry an issuance fee equal to .5% per annum.

          (h) Borrower will pay any issuance and/or other fees that Bank notifies Borrower will be charged for issuing and processing letters of credit for Borrower.


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

2.   FEES AND EXPENSES

     2.1  FEES.

          (a) LOAN FEE. Borrower agrees to pay a Two Thousand Five Hundred Dollar ($2,500) loan fee due on Closing.



     2.2   EXPENSES.

               (a) Borrower agrees to immediately repay Bank for expenses that include, without limitation, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

               (b) Borrower agrees to reimburse Bank for any expenses it incurs in the negotiation and preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel.

3.   DISBURSEMENTS, PAYMENTS AND COSTS

     3.1 REQUEST FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to Bank, or by another means acceptable to Bank.

     3.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by Bank and each payment by Borrower will be:

               (a) made at Bank's branch (or other location) selected by Bank from time to time.

               (b) made for the account of Bank's branch selected by Bank from time to time.

               (c) made in immediately available funds, or such other type of funds selected by Bank.

               (d) evidenced by records kept by Bank. In addition, Bank may, at its discretion, require Borrower to sign one or more promissory notes.


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

     3.3   TELEPHONE AUTHORIZATION.

               (a) Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any officer of Borrower or a person or persons so authorized by any officer of Borrower.

               (b) Advances will be deposited in, and repayments will be withdrawn from, Borrower's account number 019-001809-70, or such other accounts with Bank as designated in writing by Borrower.

               (c) Borrower indemnities and holds harmless Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by an officer of Borrower or a person authorized by an officer of Borrower. This indemnity and agreement to hold harmless will survive this Agreement's termination.

     3.4  DIRECT DEBIT

               (a) Borrower agrees that interest, principal payments and any fees will be deducted automatically on the due date from Borrower's checking account number 019-001809-70.

               (b) Bank will debit Borrower's account on the dates the payments become due. If a due date does not fall on a banking day, Bank will debit the account on the first Banking Day following the due date.

               (c)  Borrower will maintain sufficient funds in the account on
     the dates Bank enters debits authorized by this Agreement.    If there are
     insufficient funds in the account on the date Bank enters any debit authorized by this Agreement Borrower shall immediately pay such shortfall to Bank.

     3.5 BANKING DAYS. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday, on which Bank is open for business in California. For amounts bearing interest at an Offshore Rate (if any), a Banking Day is a day other than a Saturday or a Sunday on which Bank is open for business in California and dealing in offshore dollars.

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

All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the applicable Line of Credit on the next Banking Day.

     3.6   TAXES.  Borrower will not deduct any taxes from any payments made to
Bank.    If any government authority imposes any taxes or charges on any payments to Borrower, Borrower will pay the taxes or charges. Upon request by Bank, Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

     3.7 ADDITIONAL COSTS. Borrower will pay Bank, on demand, for Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to Bank. The costs and losses will be allocated to the loans in a manner determined by Bank, using any reasonable method. The costs include the following:

               (a)   any reserve or deposit requirements; and

               (b) any capital requirements relating to Bank's assets and commitments for credit.

     3.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

     3.9 INTEREST ON LATE PAYMENTS. At Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at Bank's Prime Rate plus Two percent (2.0%). This may result in compounding of interest.

     3.10 DEFAULT RATE. If any amount under this Agreement is not paid in full when due at maturity or when due because of the exercise of an option by Bank, Borrower agrees to pay interest on the outstanding principal and interest at the rate of interest otherwise provided under this Agreement plus Two percent (2.0%).

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     3.11 OVERDRAFTS.   At Bank's sole option in each instance, Bank may make
advances under this Agreement to prevent or cover an overdraft on any account of Borrower with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

4.   CONDITIONS

     4.1 INITIAL ADVANCE. Bank must have received the following items, in form and content acceptable to Bank, before it is required to extend any credit to Borrower under this Agreement:

          (a) AUTHORIZATIONS. Evidence that the execution, delivery and performance by Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

          (b)  NOTES.   The fully executed Unsecured Note.

     (c) GOOD STANDING. Certificates of good standing for Borrower from its state of incorporation and from any other state in which Borrower is required to qualify to conduct its business.

     4.2 CONDITIONS TO EACH ADVANCE. Before each extension of credit, including the first:

          (a) The Representations and Warranties hereunder must be true and correct.

5.   REPRESENTATIONS AND WARRANTIES

          When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

     5.1 ORGANIZATION OF BORROWER. Borrower is a corporation duly formed and existing under the laws of the state where organized.

     5.2  AUTHORIZATION.   This   Agreement, and any instrument or agreement
required hereunder, are within Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

     5.3 ENFORCEABLE AGREEMENT. This Agreement and any related loan documents, are legal, valid and binding agreements of Borrower, enforceable against Borrower in accordance with their terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     5.4 GOOD STANDING. In each state in which Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

     5.5   NO CONFLICTS.   This Agreement does not conflict with any law,
agreement, or obligation by which Borrower is bound.

     5.6   FINANCIAL INFORMATION.   All financial and other information that has
been or will be supplied to Bank, including Borrower's financial statement dated as of March 31, 1995, is:

               (a) sufficiently complete to give Bank accurate knowledge of Borrower's financial condition.

               (b)  in form and content required by Bank.

               (c)  in compliance with all government regulations that apply.

           Since the dates of the financial statements specified above, there has been no material adverse change in the assets or the financial condition of Borrower.

     5.7   LAWSUITS.   There is no lawsuit, tax claim or other dispute pending
or threatened against Borrower except as has been disclosed in writing to Bank prior to the date hereof.

     5.8   PERMITS, FRANCHISES.   Borrower  possesses all permits, memberships,
franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

     5.9 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     5.10 INCOME TAX RETURNS. Borrower has filed all required tax returns and has no knowledge of any pending assessments or adjustments of its income tax for any year.

     5.11 NO EVENT OF DEFAULT. No event has occurred which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

     5.12  ERISA PLANS.

               (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

               (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

               (c) No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
Section 4041 of ERISA.

               (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which
might constitute    grounds for the commencement of such a proceeding.

               (e) The following terms have the meanings indicated for purposes of this Agreement:

                                        (i)  "Code" means  the Internal Revenue
          Code of 1986, as amended from time to time.

                                        (ii)   "ERISA means the Employee
          Retirement Income Act of 1974, as amended from time to time.

                                        (iii)   "PBGC means the Pension Benefit
          Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                                        (iv)    "Plan" means any employee
          pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

     6.   COVENANTS

          Borrower agrees, so long as credit is available under this Agreement and until Bank is repaid in full:

     6.1 USE OF PROCEEDS. To use the proceeds of the Unsecured Line of Credit only for corporate purposes, including the guaranty of employee loans at the Bank.

     6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by Bank from time to time:

               (a) Within 90 days of Borrower's fiscal year end, Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to Bank. The statements shall be prepared on a consolidated basis.

               (b) Within 45 days of the period's end, Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

               (c) Copies of Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

     6.3 OUICK RATIO. To maintain on a consolidated basis as of the last day of each fiscal quarter, a ratio of quick assets to current liabilities of at least 1.5:1.0.

     "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

     6.4 TANGIBLE NET WORTH. To maintain on a consolidated basis, as of the last day of each fiscal quarter, Tangible Net Worth equal to at least $220,000,000.

          "Tangible Net Worth" means the gross book value of Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of Borrower) plus debt subordinated to Bank in a manner acceptable to Bank less total liabilities, including, without limitation, accrued and deferred income taxes, and any reserves against assets.

     6.5 TOTAL LIABILITIES TO TANGIBLE NET WORTH. To maintain on a consolidated basis, as of the last of each fiscal quarter, a ratio of Total Liabilities not subordinated to Tangible Net Worth not exceeding .5:1.0.

          "Total Liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to Borrower's obligations to Bank in a manner acceptable to Bank.

     6.6 PROFITABILITY. To maintain on a consolidated basis, a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items for each fiscal year

     6.7 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to Bank), or become liable for the debts of others without Bank's written consent. This does not prohibit:

               (a) Acquiring goods, supplies, or merchandise on normal trade credit.

               (b) Endorsing negotiable instruments received in the usual course of business.

               (c)  Obtaining surety bonds in the usual course of business.

               (d) Unsecured debts and lines of credit in existence on the date of this Agreement disclosed in

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     writing to Bank prior to the date of this Agreement in Borrower's financial statement dated March 31, 1995.

               (e) Additional unsecured lines of credit with other banks and financial institutions not exceeding, in the aggregate, $20,000,000.

     6.8 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrower now or later owns, except:

               (a)  Liens or security interests in favor of Bank.

               (b)  Liens for taxes not yet due.


     6.9  NOTICES TO BANK.  To promptly notify Bank in writing of:

               (a) any lawsuit over One Million dollars ($1,000,000) against Borrower;

               (b) any substantial dispute between Borrower and any government authority;

               (c)  any failure to comply with this Agreement;

               (d) any material adverse change in Borrower's financial condition or operations;

               (e)  any change in Borrower's name, address, or legal structure;
     and

               (f)  the occurrence of any Event of Default.

     6.10   BOOKS AND RECORDS.  To maintain adequate books and records.

     6.11 COMPLIANCE WITH LAWS. To comply with the laws, regulations, and orders of any government body with authority over Borrower's business (including any fictitious name statute and all statutes regarding the processing, manufacture, storage, transportation, sale or use of hazardous or toxic materials).

      6.12 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises Borrower now has necessary to carry on Borrower's business.

      6.13 COOPERATION. To take any action requested by Bank to carry out the intent of this Agreement.

      6.14  INSURANCE.

                (a) General Business Insurance. To maintain insurance as is usual for the business it is in.

     6.15 ADDITIONAL NEGATIVE COVENANTS. Not to, without Bank's prior written consent:

                (a) engage in any business activities substantially different from Borrower's present business.

                (b)   liquidate or dissolve Borrower's business.

                (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

                (d) lease, or dispose of all or a substantial part of Borrower's business or Borrower's assets except in the ordinary course of Borrower's business.

     6.l6   ERISA PLANS.  To give prompt written notice to Bank of:

                (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.   DEFAULT

     7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

          (a) FAILURE TO PAY. Borrower fails to make a payment under this Agreement when due.

          (b) NON-COMPLIANCE. Borrower fails to meet the conditions of, or fails to perform any obligation under:

               (i)   this Agreement, or

               (ii) any other agreement made in connection with this Agreement.

          (c) OTHER DEFAULTS. Any default occurs under any agreement in connection with any credit Borrower has obtained from any other creditor if the default consists of failing to make a payment when due or gives the other creditor the right to accelerate the obligation.

          (d) FALSE INFORMATION. Any representation or warranty under this Agreement or any agreement, instrument or certificate executed pursuant to this Agreement or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made.

          (e) BANKRUPTCY. Borrower files a bankruptcy petition, a bankruptcy petition is filed against Borrower or Borrower makes a general assignment for
the benefit of creditors.   The default will be deemed cured if any bankruptcy
petition filed AGAINST Borrower is dismissed within a period of sixty (60) days after the filing; provided, however, that Bank will not be obligated to extend any additional credit to Borrower during any bankruptcy period.

          (f) RECEIVERS. A receiver or similar official is appointed for Borrower's business, or the business is terminated.

          (g)    LAWSUITS.   Any lawsuit or lawsuits are filed on behalf of one
or more trade creditors against Borrower in an aggregate amount of Ten Million dollars ($10,000,000) and such lawsuits or lawsuits are not dismissed or fully bonded within ten (10) calendar days after service of process upon Borrower.

          (h) JUDGMENTS. Any judgments or arbitration awards are entered against Borrower and, absent procurement of a stay of execution, such judgment or award remains unbonded or unsatisfied for ten (10) calendar days after the date of entry; or Borrower enters into any settlement agreement with respect to any litigation or arbitration, in an aggregate amount of Ten Million dollars ($10,000,000) or more in excess of any insurance coverage.

          (i) GOVERNMENT ACTION. Any government authority takes action that Bank believes adversely affects Borrower's financial condition or ability to repay.

          (j) MATERIAL ADVERSE CHANGE. A material adverse change occurs in Borrower's financial condition, properties or prospects, or ability to repay the obligations hereunder.

          (k) ERISA PLANS. The occurrence of a reportable event with respect to Plan which is, in the reasonable judgment of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or could reasonably be expected, in the judgment of Bank, to subject Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would have an adverse effect on the financial condition of Borrower with respect to a Plan.

     7.2 REMEDIES. Upon and after the occurrence of an Event of Default, Bank shall have all of the following rights and remedies:

               (a) All obligations and indebtedness hereunder may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable;

               (b)  The Loans shall bear interest at the Default Rate;

     7.3 COSTS AND EXPENSES. Upon the occurrence of any Event of Default, Bank shall be entitled to recover all costs, expenses, and attorneys' fees (including any allocated costs of in-house counsel) in connection with the administering or enforcing of this Agreement, whether or not an action is filed.

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8.  MISCELLANEOUS

    8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles consistently applied.

    8.2   CALIFORNIA LAW.  This Agreement is governed by California law.

    8.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on Borrower's and Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without Bank's prior written consent. Bank may sell participations in or assign these loans, or any portion thereof, and may exchange financial information about Borrower with actual or potential participants or assignees. If a participation is sold or any portion of the loans is assigned, the purchaser will have the right of set-off against Borrower.

    8.4 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. No failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. Any consent or waiver under this Agreement must be in writing. If Bank waives a default, it may enforce a later default.

    8.5 COSTS AND EXPENSES. In addition to the recovery of costs and expenses upon an occurrence of an Event of Default, if Bank incurs expenses in connection with the preparation, administering or enforcing of this Agreement, Borrower shall pay Bank all such costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

    8.6 ENTIRE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

              (a) represent the sum of the understandings and agreements between Bank and Borrower concerning this credit; and

              (b) replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

              (c) are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

          In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

    8.7 NOTICES. Except as otherwise provided herein, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrower may specify from time to time in writing.

    8.8 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

    8.9 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

    8.10 FURTHER ASSURANCES. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring to Bank the rights created or intended to be created by this Agreement and for carrying out the intention or facilitating the performance of the terms of this Agreement or any document executed in connection with this Agreement.

    8.11 HAZARDOUS WASTE INDEMNIFICATION. Borrower will indemnify and hold harmless Bank from loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrower's property or operations or property leased to Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of Borrower's obligations to Bank.

          Upon demand by Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects any of Borrower's property or operations or property leased to Borrower or which is brought or commenced against Bank, whether alone or together with Borrower or any other person, all at Borrower's own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower.

    8.12 WAIVER OF JURY TRIAL. The parties to this Agreement acknowledge that jury trials often entail additional expenses and delays not occasioned by nonjury trials. The parties to this Agreement further agree and stipulate that a fair trial may be had before a state or federal judge by means of a bench trial without a jury. In view of the foregoing, and as a specifically negotiated provision of this Agreement, each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (1) arising under this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

This Agreement is executed as of the date stated at the top of the first page.

NOVELLUS SYSTEMS, INC.


By /s/
   ---------------------------
   Its       CFO
      --------------------------


By /s/  John P. Root
   -----------------------------
   Its  Product Line Controller
      --------------------------

Address where notices to Borrower are to be sent:

Novellus Systems, Inc.
81 Vista Montana
San Jose, CA 95134
Attn: John P. Root


SUMITOMO BANK OF CALIFORNIA


By  /s/ William G. Nelle, Jr.
   --------------------------------
    Its  Vice President & Manager
       ----------------------------

Address where notices to Bank are to be sent:

Sumitomo Bank of California
84 West Santa Clara Street, Suite 700
San Jose, California 95113
Attn: W.G. Nelle, Jr.

                                 UNSECURED LINE NOTE


$1,000,000.00                                             November 1, 1995
                                                          San Jose, California

    FOR VALUE RECEIVED, the undersigned promises to pay to the order of The Sumitomo Bank of California (the "BANK"), the principal amount of ONE MILLION AND N0/100 DOLLARS ($1,000,000.00) or such lesser aggregate amount of advances under the Revolving Line of Credit as may be made by the Bank pursuant to the Loan Agreement referred to below, together with interest on the principal amount of each advance under the Revolving Line of Credit remaining unpaid from time to time from the date of each such advance under the Revolving Line of Credit until the date of payment in full, payable as hereinafter set forth.

    Reference is made to the Commercial Loan Agreement dated as of even date herewith, by and between the undersigned, as Borrower, and the Bank (the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Loan Agreement. This is the Unsecured Line Note referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Loan Agreement,among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

    The principal indebtedness evidenced by this Unsecured Line Note shall be payable as provided in the Loan Agreement and in any event on June 30,1996.

    Interest shall be payable on the outstanding daily unpaid principal amount of advances under the Revolving Line of Credit from the date first written above until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in Section 3.10 of the Loan Agreement, to the fullest extent permitted by applicable law.

    Each payment hereunder shall be made to the Bank in immediately available funds not later than 4:00 p.m. (Los Angeles time) on the day of payment (which must be a Banking Day). All payments received after 4:00 p.m. (Los Angeles time) on any particular Banking Day shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.

    The Bank shall use its best efforts to keep a record of advances under the Revolving Line of Credit made by it and payments received by it with respect to this Unsecured Line Note, and, absent manifest error, such record shall be presumptive evidence of the amounts owing under this Unsecured Line Note.

    The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned's obligations hereunder or in enforcing or attempting to enforce any of such holder's rights hereunder, including reasonable attorneys' fees and disbursements (including the allocated costs of in-house counsel), whether or not an action is filed in connection therewith.

    Subject to the provisions of the Loan Agreement, the undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable laws.

    This Unsecured Line Note shall be delivered to and accepted by the Bank in the State of California, and shall be governed by, and construed and enforced in accordance with, the local laws thereof.

NOVELLUS SYSTEMS, INC., a
California corporation


By /s/ William J. Wall
   ------------------------------------------
      William J. Wall, CFO
      (Printed Name & Title)

By  /s/ John P. Root
    -----------------------------------------
       John P. Root, Product Line Controller
       (Printed Name & Title)

                                  EXHIBIT A

                              UNSECURED LINE NOTE


$1,000,000.00                                             November 1, 1995
                                                          San Jose, California


    FOR VALUE RECEIVED, the undersigned promises to pay to the order of The Sumitomo Bank of California (the "BANK"), the principal amount of ONE MILLION AND N0/100 DOLLARS ($1,000,000.00) or such lesser aggregate amount of advances under the Revolving Line of Credit as may be made by the Bank pursuant to the Loan Agreement referred to below, together with interest on the principal amount of each advance under the Revolving Line of Credit remaining unpaid from time to time from the date of each such advance under the Revolving Line of Credit until the date of payment in full, payable as hereinafter set forth.

    Reference is made to the Commercial Loan Agreement dated as of even date herewith, by and between the undersigned, as Borrower, and the Bank (the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Loan Agreement. This is the Unsecured Line Note referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

    The principal indebtedness evidenced by this Unsecured Line Note shall be payable as provided in the Loan Agreement and in any event on June 30,1996.

     Interest shall be payable on the outstanding daily unpaid principal amount of advances under the Revolving Line of Credit from the date first written above until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in SECTION 3.10 of the Loan Agreement, to the fullest extent permitted by applicable law.

    Each payment hereunder shall be made to the Bank in immediately available funds not later than 4:00 p.m. (Los Angeles time) on the day of payment (which must be a Banking Day). All payments received after 4:00 p.m. (Los Angeles time) on any particular Banking Day shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.

    The Bank shall use its best efforts to keep a record of advances under the Revolving Line of Credit made by it and payments received by it with respect to this Unsecured Line Note, and, absent manifest error, such record shall be presumptive evidence of the amounts owing under this Unsecured Line Note.

    The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned's obligations hereunder or in enforcing or attempting to enforce any of such holder's rights hereunder, including reasonable attorneys' fees and disbursements (including the allocated costs of in-house counsel), whether or not an action is filed in connection therewith.

    Subject to the provisions of the Loan Agreement, the undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable laws.

    This Unsecured Line Note shall be delivered to and accepted by the Bank in the State of California, and shall be governed by, and construed and enforced in accordance with, the local laws thereof.

NOVELLUS SYSTEMS, INC., a
California corporation


By-----------------------------------
  -----------------------------------
  (Printed Name & Title)



By-----------------------------------
  -----------------------------------
  (Printed Name & Title)

                      MASTER FOREIGN EXCHANGE AGREEMENT

    Master Foreign Exchange Agreement (the "Agreement") dated as of November 15, 1995, between Novellus Systems, Inc. (the "Customer") and the Sumitomo Bank of California (the "Bank").

    1. Subject to the terms and conditions of this Agreement, the Bank, in its discretion, may enter into spot and forward foreign exchange transactions with Customer requiring the exchange of a specified amount of one currency for a specified amount of a second currency on a specified date, referred to as the settlement date (each, a "foreign exchange transaction"), each foreign exchange transaction to be evidenced by a confirmation sent by Bank and acknowledged by Customer. Customer agrees to pay Bank, on demand, Bank's then standard foreign exchange transaction contract fees for each foreign exchange transaction.

    2. The Bank shall enter into transactions with Customer within a Foreign Exchange Line established by the Bank, the aggregate amount payable by one party in any currency not to exceed $5,000,000, although this amount may be increased if both Bank and Customer agree in writing.

    3. The maximum amount at any time of the U.S. Dollar equivalent of the sum of Customer's obligation to Bank hereunder shall not exceed $5,000,000 in the aggregate and $2,500,000 for any one settlement date.

    4. Neither Customer nor Bank shall be under any obligation to enter into any particular foreign exchange transaction with each other.

    5.  It shall constitute a "default" hereunder in the event that:

        (a) Bank or Customer fails to pay any sum due under any transaction or pursuant to this Agreement within two business days of notice of such non-payment;

        (b) Customer fails to perform or observe any other term, obligation, covenant or undertaking contained hereunder, under any transaction entered into pursuant hereto, or under any other transaction entered into between Customer and Bank, within seven days of notice of such failure to perform or observe;

        (c)  any representations or warranties made or deemed, pursuant to
Section 7, to be made by Customer proves to be untrue in any material respect when made or deemed made;

        (d) Customer files or has filed against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights or has a receiver, administrator, custodian, or similar official appointed for it or substantially all of its assets is the subject of any event that, under applicable law, has an analogous effect to any of the foregoing; or

        (e) the authority of any investment manager to transact on Customer's behalf hereunder is terminated or limited for any reason or such investment manager is removed or resigns and Customer fails to provide Bank with reasonably contemporaneous notice thereof;

then the other of us (referred to as the non-defaulting party) may then, at its option, treat such event or circumstances as an anticipatory breach by the defaulting party of its obligations to the non-defaulting party under the outstanding transactions in compliance with the next paragraph.

    6. Upon the closing of Bank and Customer's outstanding transactions hereunder the defaulting party or the non-defaulting party, as the cause may be, shall be obligated to pay to the other with respect to closed-out transactions an amount determined as follows:

        i) All determinations shall be made in good faith by the non-defaulting party, shall be conclusive absent manifest error as soon as practicable, and the date of determination shall be the "Close-Out Day";

        ii) With respect to each outstanding transaction there shall be calculated the "Closing Gain or Loss" which shall be a sum of money equal to the difference between: (x) the amount of the currency which the non-defaulting party contracted to sell under such transaction (the "Sold Currency"); and (y) the amount of the sold currency which is required to purchase the amount of the currency which the non-defaulting party contracted to buy under such transaction (the "Bought Currency"), at the rate of exchange (determined in good faith by the non-defaulting party) at which, on the Close-Out Day, the non-defaulting party could enter into a contract in the foreign exchange market to buy that amount of the Bought Currency in exchange for the Sold Currency for delivery on the relevant value date or the second business day after the Close-Out Day, whichever is later;

        iii) Each difference calculated in accordance with clause (i) above in currency (other than in U.S. Dollars) shall be notionally converted into U.S. Dollars at the rate of exchange (determined in good faith by non-defaulting party) at which, on the Close-Out Day, the non-defaulting party could enter into a contract in the foreign exchange market to buy such currency in exchange for U.S. Dollars for delivery on such value date or the second business day after the Close-Out Day, whichever is later;

        iv) The Closing Gain or Loss for each transaction converted into U.S. Dollars as aforesaid as appropriate shall be adjusted to present value by discounting or, if the value date precedes the Close-Out Day, at a then prevailing market rate (as determined in good faith by the non-defaulting party, and calculated on the basis of the actual number of days elapsed and a year of 360 days); and

        v) The following amounts shall be netted against each other, as appropriate, in the following order: (x) all adjusted Closing Gains or Losses owed by one of us to the other; and (y) at the election of the non-defaulting party, any or all other amounts owing and then due by one of us to the other under this Agreement.

The amount due and owing after effecting close out between Bank and Customer as aforesaid shall be immediately due and payable on the Close-Out Day. In addition, the defaulting party will pay the costs and disbursements (including all legal fees and costs) incurred by the non-defaulting party in connection with such close-out or in the enforcement and preservation generally by the non-defaulting party's rights hereunder and under any transaction. Upon notification by the non-defaulting party to the defaulting party of such costs and disbursements, the same will be immediately due and payable. All amounts payable under this Agreement, until paid, shall bear interest from the date they are due at then prevailing market rates (as determined in good faith by the non-defaulting party). All rights and remedies provided in this Agreement are cumulative and are not exclusive of any other rights or remedies which either Bank or Customer may have at common law, by statute or otherwise. Bank reserves all rights of offset available under applicable law. In the event of any inconsistency between the terms of a foreign exchange transaction contract and this Agreement, the terms of the foreign exchange transaction contract shall prevail for the purpose of the foreign exchange transaction therein described.

    7. Customer represents and warrants to Bank throughout the term hereof that:

        (a) it has power to enter into and perform its obligations under this Agreement and the foreign exchange transactions contemplated hereunder; and

        (b) this Agreement has been duly authorized, executed and delivered by it, does not conflict with or contravene any provision of its constitutional documents or any contractual restriction binding on it or any of its assets and constitutes its valid, binding and enforceable obligation.

Customer further represents that it acknowledges that any advice or market commentary given by Bank in connection with this Agreement is incidental to the provision of its services hereunder and will not serve as the primary basis of any investment decision made by Customer. Customer further acknowledges that market commentary made by Bank at any time does not constitute investment or trading advice and may be different from market commentary made to other customers due to individual analysis of fundamental and technical factors by different personnel associated with the Bank and further that such market commentary may not be consistent with our investments or any of our affiliates, officers, directors, employees, agents or independent contractors.

    8. Prior to entering into the initial foreign exchange transaction with any investment advisor on Customer's behalf, Customer shall have delivered to Bank evidence satisfactory to Bank of the authority of such investment manager to enter into such transactions on Customer's behalf. Customer agrees that Bank will incur no liability from operating pursuant to the terms hereof and on the basis of the evidence of authority previously furnished to Bank unless and until Bank has received written notice of any changes in authority of the investment manager to act on Customer's behalf.

    9. The receipt or recovery by either Bank or Customer of any amount in respect of an obligation of the other in a currency (other than U.S. Dollars), whether pursuant to a judgment of any court or pursuant to Section 7, shall discharge such obligation only to the extent that on the business day immediately following such receipt the recipient shall be able, in accordance with normal banking procedures, to purchase U.S. Dollars with the currency received. If the amount of U.S. Dollars so purchasable shall be less than the original U.S. Dollar amount of such obligation, the obligor shall, as a separate obligation and notwithstanding any judgment of any court, indemnify the recipient against any costs incurred by it in making any such purchase of U.S. Dollars.

    10. Customer agrees that Bank may, in its sole discretion, electronically record any telephonic conversation between Customer and Bank and that any such recording may be submitted in evidence to any court or in any legal or arbitration proceeding for the purpose of establishing any matters pertinent to any foreign exchange transaction.

    11. All notices, requests, confirmations and other communications not permitted to be given orally hereunder shall be deemed to be effective:

        i) when received (if acknowledged by appropriate answerback or confirmation of receipt), if given by hand delivery, telex, or facsimile; and

        ii) on the third day after the day sent, if given by first class mail, postage prepaid.

All such communications shall be sent to the receiving party at its address, telex or facsimile number, each as set forth on the signature page hereof.

    12. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Bank and Customer shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

    13. No indulgence or concession is granted by Bank hereunder and no omission or delay on Bank's part in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any right, power or privilege.

    14. This Agreement represents Bank's and Customer's entire agreement, supersedes all prior oral or written agreements having the same subject matter, can be modified only by a signed writing, and may not be assigned by Customer without the written consent of Bank.

    15. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to principles on conflicts of law. The parties agree that all actions and proceedings arising in connection with this Agreement shall be tried and litigated only in the State of California. Each party submits to the jurisdiction of the State and Federal courts in California with respect to any such action or proceeding.

    16. EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION BETWEEN THEM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

AGREED AND ACCEPTED:


NOVELLUS SYSTEMS, INC.


By:  /s/ William J. Wall
   ---------------------------------------
        William J. Wall   CFO

        Print Name and Title

Date:  November 15, 1995

Address:  81 Vista Montana
          San Jose, CA 95134

Phone: 408-943-3463
Facsimile: 408-943-0202



SUMITOMO BANK OF CALIFORNIA


By: /s/ William G. Nelle, Jr.
   --------------------------------------
      William G. Nelle, Jr.
      Vice President & Manager

        Print Name and Title

Date:  November 15, 1995

Address:  84 West Santa Clara Street
          Suite 700
          Santa Jose, CA 95113

Phone:  415-445-8015 (San Francisco)
        408-288-6265 (San Jose)
Facsimile:  415-445-3909 (San Francisco)
            408-288-6292 (San Jose)

                         CORPORATE RESOLUTION TO BORROW

     Resolved, that this corporation Novellus Systems, Inc. borrow from Sumitomo Bank of California hereinafter called the "Bank," from time to time, such sums of money as, in the judgment of the officer or officers hereinafter authorized, this corporation may require; provided that the aggregate amount of such borrowing, pursuant to this resolution, shall not at any one time exceed the principle sum of One million dollars ($1,000,000.00).

In addition to such amount as may be otherwise authorized;

     Resolved Further, that any       2        of the following named officers
                               ----------------
                                Specify Number

     William J. Wall                    the  CFO
----------------------------------------   -------------------------------------

     John P. Root                       the  Product Line Controller
----------------------------------------   -------------------------------------

                                        the
----------------------------------------   -------------------------------------

                                        the
----------------------------------------   -------------------------------------
of this corporation (the officer or officers or officers acting in combination, authorized to act pursuant hereto being hereinafter designated as "authorized officers"), be and they are hereby authorized and empowered, for and on behalf and in the name of this corporation (1) to execute and deliver to the Bank such notes or other evidences of indebtedness of this corporation for the monies so borrowed, with interest thereon, as the Bank may require, and to execute and deliver, from time to time, renewals or extensions of such notes or other evidences of indebtedness; (2) to grant a security interest in: transfer, or otherwise hypothecate or deed in trust for Bank's benefit and deliver by such instruments in writing or otherwise as may be demanded by the Bank, any of the property of this corporation as may be required by the Bank to secure the payment of any notes or other indebtedness of this corporation to the Bank, whether arising pursuant to this resolution or otherwise; and (3) to perform all acts and execute and deliver all instruments which the Bank may deem necessary to carry out the purposes of this resolution;
     Resolved Further, that said authorized officers be and they are hereby authorized and empowered, and that any one of said authorized officers be and he is hereby authorized and empowered (1) to discount with or sell to the Bank, conditional sales contracts, notes, acceptances, drafts, bailment agreements, leases, receivables and evidences of indebtedness payable to this corporation, upon such terms as may be agreed upon by them and the Bank, and to endorse in the name of this corporation said notes, acceptances, drafts, bailment agreements, leases, receivables and evidences of indebtedness so discounted, and to guarantee the payment of the same to the Bank, and (2) to apply for and obtain from the Bank letters of credit and in connection therewith to execute such agreements, applications, guarantees, indemnities and other financial undertakings as Bank may require;
     Resolved Further, that this resolution will continue in full force and effect until the Bank shall receive official notice in writing from this corporation of the revocation thereof by a resolution duly adopted by the Board of Directors of this corporation, and that the certification of the Secretary of this corporation as to the signatures of the above named persons shall be binding on this corporation.

     I, William J. Wall Secretary of the above named corporation, duly organized and existing under the laws of the State of California, do hereby certify that the foregoing is a full, true and correct copy of a resolution of the Board of Directors of said corporation, duly and regularly passed and adopted at a meeting of the Board of Directors of said corporation which was duly and regularly called and held on the________________day of_________________________
at which meeting a quorum of the Board of Directors of said corporation was at all times present and acting.
     I further certify that said resolution is still in full force and effect and has not been amended or revoked, and that the specimen signatures appearing below are the signatures of the officers authorized to sign for this corporation by virtue of said resolution.

     IN WITNESS WHEREOF, I have hereunto set my hand as such Secretary, and affixed the corporate seal of said corporation this 7 day of December, 1995.

     AUTHORIZED SIGNATURES:

/s/ William J. Wall
---------------------------------
          (Signature)

/s/ John P. Root                      SEAL
----------------------------------    (If none,
          (Signature)                 no state)

---------------------------------
          (Signature)
                                        /s/ William J. Wall
----------------------------------      ----------------------------------------
          (Signature)                      (Signature)           (Secretary)